EXHIBIT (l)

                      [NEWBRIDGE PARTNERS, LLC LETTERHEAD]



December 15, 1999

Board of Trustees
TrueCrossing Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

This letter will confirm that NewBridge Partners, LLC is purchasing 10,000 shares of the TrueCrossing Growth Fund, the single series of TrueCrossing Funds, for certain consideration of $10.00 per share for investment purposes only and not with a view to reselling or otherwise distributing those shares.

Sincerely,



/s/ James B. Cowperthwait
James B. Cowperthwait
President